Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Nephros, Inc. on Form S-8 (Nos 333-127264; 333-148236; 333-188592; 333-205167; 333-223849; 333-232707, 333-238563 and 333-256712) and on Form S-3 (Nos 333-225109, 333-232708, 333-234528 and 333-259370), of our report dated March 3, 2022, relating to the consolidated financial statements of Nephros, Inc. and Subsidiaries, as of and for the years ended December 31, 2021 and 2020, which appears in this Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts
March 3, 2022